Exhibit 10.14

Ondas Inc.

Second Amended and Restated Non-Employee Director Compensation Policy

I.	Overview

The Board of Directors (the “Board”) of Ondas Inc. (“Ondas” or the “Company”) has approved the following Second Amended and Restated Non-Employee Director Compensation Policy, effective January 1, 2026 (the “Policy”), to provide an inducement to attract and retain the services of qualified persons to serve as directors.

II.	Overview

This Policy shall apply to each director of the Board who is not an employee of, or compensated consultant to, Ondas or any of its subsidiaries (a “Non-Employee Director”). Employees or compensated consultants of Ondas or any of its subsidiaries are not eligible to receive compensation under this Policy.

III.	Director Compensation

The following is a description of the compensation arrangements under which our Non-Employee Directors are compensated for their service as directors, including as members of the various committees of our Board, consisting of the cash retainers described in Section III.A and the annual equity award described in Section III.B.

A.	Cash Compensation

Subject to Section III.A.2, each Non-Employee Director shall receive the following cash compensation on a quarterly basis for his/her service on the Board and/or committees of the Board, payable at such time as the Company’s common stock is traded on Nasdaq (or a similar national exchange):

Quarterly Board Retainer	$25,000
Additional Board Chair Retainer	$2,000
Additional Audit Committee Chair Retainer	$2,000
Additional Compensation Committee Chair Retainer	$2,000
Additional Nominating Committee Chair Retainer	$2,000

1.	Terms for Cash Payment

Cash payments to Non-Employee Directors shall be paid quarterly in arrears on the fifth business day following the end of the fiscal quarter to which service relates (each, a “Payment Date”). Each Non-Employee Director that is elected or appointed to the Board after the date hereof shall receive a prorated cash retainer for the portion of the fiscal quarter during which he/she begins serving on the Board or a committee of the Board (the “Prorated Retainer”). The Prorated Retainer shall be an amount equal to the product of (A) the aggregate amount payable in respect of such Non-Employee Director’s service for a full fiscal quarter multiplied by (B) a fraction, the numerator of which is (x) the number of days during which the Non-Employee Director serves on the Board or committees during his/her initial fiscal quarter and the denominator of which is (y) the total number of days during such fiscal quarter. The Prorated Retainer shall be paid on first Payment Date following such Non-Employee Director’s election or appointment to the Board.

2.	Election for Equity in Lieu of Cash Retainers

Prior to the end of each calendar year, each Non-Employee Director shall make an annual election with respect to cash retainers for the following calendar year, indicating whether he/she elects to receive the retainers in cash, as described in Section III.A.1, or in the Company’s common stock, $0.0001 par value per share (“Common Stock”), in lieu of the cash retainers. If no election has been made as of the first day of the calendar year, the Non-Employee Director shall receive all retainers in cash as set forth in Section III.A.1, or, if a previous election has been made to receive Common Stock in lieu of the cash retainers, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form in accordance with the terms of this Policy. Each newly elected or appointed Non-Employee Director shall make an election prior to, or within 30 days of, his/her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the retainers in cash or in Common Stock. In the event an election is made to receive Common Stock in lieu of cash retainers, such director shall automatically be granted on the applicable Payment Date a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such Non-Employee Director’s cash retainer for such fiscal quarter, determined by dividing (A) the aggregate amount of the retainers by (B) the Fair Market Value as set forth in the Plan (as defined below) (rounded down to the nearest whole share) (the “Quarterly Retainer Award”).

All Common Stock granted to Non-Employee Directors under this Policy shall be granted under the Company’s 2021 Stock Incentive Plan, or any successor plan (the “Plan”), and will be subject to the terms and conditions set forth in the Plan. The issuance of all Common Stock granted to Non-Employee Directors under this Policy shall be registered on a Registration Statement on Form S-8.

B.	Equity Compensation

1.	Annual Equity Award

Each Non-Employee Director will automatically be granted, without any further action by the Board, on the date (the “Grant Date”) of the annual meeting of the Board coincident with or immediately following the Company’s annual meeting of stockholders (the “Annual Stockholders Meeting”), a number of restricted stock units (“RSUs”) (each RSU relating to one (1) share of Common Stock) having an aggregate fair market value equal to $280,000, determined by dividing (A) $280,000 by (B) the Fair Market Value as set forth in the Plan (rounded down to the nearest whole share) (the “Annual Award”). The Annual Awards shall vest in four successive equal quarterly installments with the first vesting date commencing on the first day of the next calendar quarter (rounded down to the nearest whole share), provided that the Non-Employee Director is a director of the Company on the applicable vesting date. All RSUs granted to Non-Employee Directors under this Section III.B.1 shall vest in full immediately upon a Change in Control  (as defined in the Plan).

2.	Off-Cycle Equity Award

If a Non-Employee Director is initially elected or appointed to the Board other than at the Annual Meeting of Stockholders, such Non-Employee Director will automatically be granted on his/her election or appointment date, without any further action by the Board, a number of RSUs having an aggregate fair market value equal to the product of (A) $280,000 multiplied by (B) a fraction, the numerator of which is (x) the number of days between such Non-Employee Director’s initial election or appointment to the Board and the date that is 12 months following the Annual Meeting of Stockholders preceding such Non-Employee Director’s initial election or appointment to the Board and the denominator of which is (y) 365 days (the “Prorated Annual Award Amount”), determined by dividing (A) the Prorated Annual Award Amount by (B) the Fair Market Value as set forth in the Plan (rounded down to the nearest whole share) (an “Off-Cycle Award”). The Off-Cycle Awards shall vest in equal quarterly installments with the first vesting date commencing on the first day of the next calendar quarter (rounded down to the nearest whole share) and the last vesting date being the date of the next Annual Meeting of Stockholders following such Non-Employee Director’s initial election or appointment to the Board, provided that the Non-Employee Director is a director of the Company on the applicable vesting date. All RSUs granted to Non-Employee Directors under this Section III.B.2 shall vest in full immediately upon a Change in Control (as defined in the Plan).

All Annual Awards and Off-Cycle Awards granted to Non-Employee Directors under this Policy shall be granted under the Plan, and will be subject to the terms and conditions set forth in the Plan and the form of Restricted Stock Unit Agreement as filed with the Securities and Exchange Commission (a “Restricted Stock Unit Agreement”).

C.	Expense Reimbursement

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his/her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each Non-Employee Director shall also be reimbursed for his/her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with the Company’s management. Each Non-Employee Director shall abide by the Company’s travel and other policies applicable to company personnel.

IV.	Insider Trading.

All Non-Employee Directors are subject to the Company’s Insider Trading Policy, each as the Company may adopt or amend from time to time.

V.	Policy Review / Amendments

The Compensation Committee of the Board (the “Compensation Committee”) shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted to fulfill the objectives of this Policy. This Policy may only be amended by the Compensation Committee.